EXHIBIT 10.1

2911 Zanker Road
San Jose, CA 95134 USA

July 13, 2017

Ms. Elizabeth Eby
Mountain View, CA

Dear Beth,

On behalf of NeoPhotonics Corporation, I am pleased to extend this offer of employment on the terms outlined below.

Should you accept this offer, you will serve in a full time capacity as Senior Vice President, Chief Financial Officer, reporting to Tim Jenks, CEO.

Your salary will be $13,076.92 bi-weekly or $340,000 annually, less payroll deductions and withholdings. You will be paid bi-weekly, and you will be eligible for the following standard Company benefits: medical, dental and vision insurance, short and long-term disability, business travel and life insurance coverage, flexible spending accounts, 401(k) plan participation, ESPP participation, paid personal time off and holidays. The Company’s benefits are described in our Employee Handbook and the applicable Summary Plan Descriptions, which are available for your review. The Company reserves the right to change compensation and benefits in its sole discretion.

You will be eligible to participate in the Company Variable Pay (Annual Bonus) program with target bonus for on-target achievement of 60% base salary. The bonus pool is generated by company performance against targets set by the Board and is paid at the discretion of the Board. The Company reserves the right to change compensation and benefits in its sole discretion.

Subject to approval by the Board of Directors, the Company shall recommend that you be granted an option to purchase 184,500 shares of common stock under the 2011 Inducement Plan. The Option shall have a per share exercise price equal to the fair market value of a share of NeoPhotonics common stock as determined by the Board as of the date of grant. The Option will be governed by the terms and conditions of the Plan, and a stock option grant notice and stock option agreement to be issued to you. The Stock Documents will provide that the Option shall be subject to four-year vesting schedule, with one quarter (1/4) of the shares subject to the Option vesting after you have completed one year of continuous service with the Company, and one-forty-eighth (1/48th) of the shares vesting for each full month of your continuous employment service thereafter. In addition, subject to approval by the Board of Directors, the Company shall recommend that

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you be granted 123,000 Restricted Stock Units under the 2011 Inducement Plan. The grant will be governed by the terms and conditions of the 2010 Plan, and grant notice and agreement to be issued to you. The Stock Documents will provide that the Restricted Stock shall be subject to a four year vesting schedule, determined by the Board of Directors as follows: 25% of the Restricted Stocks shall vest on each year anniversary of the Vesting Commencement Date, so long as the recipient remains an employee of or consultant to the Company (or qualifying subsidiary).

You will also receive a sign on bonus of $75,000 payable on the first payroll date following your start date with the company, less payroll deductions and withholding. In addition, subject to approval by the Board of Directors, the Company shall recommend that you be granted an additional grant of 50,000 Restricted Stock Units under the 2011 Inducement Plan. The grant will be governed by the terms and conditions of the 2011 Plan, and grant notice and agreement to be issued to you. The RSU Documents will provide that 100% of the RSU’s shall vest on the year anniversary of your employment commencement date, so long as you remain an employee of or consultant to the Company (or qualifying subsidiary).

You will also be entitled to enter into the Company’s form Retention Agreement attached hereto, which will provide you with certain benefits in connection with an involuntary termination or a change in control of the Company under certain circumstances.

As a NeoPhotonics employee, you will be expected to abide by all Company rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with the attached Confidentiality and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By signing this letter, you are confirming that you can perform your NeoPhotonics job duties within the guidelines just described. You must also agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with NeoPhotonics at any time and for any reason whatsoever simply by notifying the Company. Likewise, NeoPhotonics may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized Company officer.

This letter, together with the Retention Agreement and the Confidentiality and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with NeoPhotonics. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes

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in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a duly authorized officer of NeoPhotonics. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This offer is also conditional upon meeting U.S. export control requirements required for the position.

Beth we are very excited about the prospect of you joining the NeoPhotonics team. We believe that NeoPhotonics offers its employees a unique, challenging and rewarding opportunity for personal, intellectual and professional growth.

Please sign and date this letter and return it to me by July 17, 2017 if you wish to accept employment at NeoPhotonics under the terms described above. If you accept our offer, we would like you to start on or around August 14, 2017. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Yours very sincerely,

NEOPHOTONICS CORPORATION

Karen Drosky
Vice President, Human Resources

Attachment: Employee Confidentiality and Inventions Assignment Agreement
Attachment: Retention Agreement

Employment Offer Accepted: BY: ________________________ Name ____________________________ Date

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